Exhibit 99.2
Focus Enhancements Receives NASDAQ Delist Letter
- Requesting Hearing to Request Stay -

Campbell, Calif. – July 21, 2008 – Focus Enhancements, Inc. (NASDAQ: FCSE) a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media products, today received a staff determination letter from the NASDAQ Stock Market Inc. stating the company's common stock is subject to delisting from the NASDAQ Capital Market for not meeting the market value of publicly held shares requirement for continued listing.

Focus Enhancements will submit a request by July 28, 2008 for a hearing with the NASDAQ Listing Qualifications Panel. This request will stay the delisting of the company's securities pending the hearing and determination by the panel. During this stay, the company’s securities will continue to trade under the ticker symbol "FCSE" on the NASDAQ board. There can be no assurance that the panel will grant the company's request for continued listing.

"Last week, we completed the acquisition of digital wireless audio (DWA) technology that significantly enhances our wireless portfolio," said Brett Moyer, president and chief executive officer. “This new technology is just one way we are working diligently to return the company to compliance.  We look forward to presenting our plan to achieve compliance and maintain a continued listing.”

If the company fails in its efforts to retain its listing on the Nasdaq Stock Market, its shares may be quoted on the OTC Electronic Bulletin Board or some other quotation medium, such as the pink sheets, depending on its ability to meet the specific listing requirements of the specific quotation system and market makers’ willingness to quote the company’s shares on either of these mediums.

As announced on June 20, 2008, the company received notice indicating that it had failed to comply with Marketplace Rule 4310(c)(3)(B), 310(c)(3)(A) and 4310(c)(3)(C), requiring the company maintain a market value of listed securities of at least $35,000,000. Therefore, in accordance with Marketplace Rule 4310(c)(8)(C), the company was provided until July 16, 2008, to regain compliance with the Rule.

About Focus Enhancements, Inc.
Focus Enhancements, Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops wireless IC chip set based on WiMedia UWB standard and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets.

More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include the risk factors specified in the company's Form 10-K for the year ended December 31, 2007, and Form 10-Q for the period ending March 31, 2008 as well as other filings with the SEC. These statements are based on information as of July 21, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:
Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
kchapman@lhai.com